EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

PRESS RELEASE

Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600

Executive Management Reduction at Hooper Holmes

BASKING RIDGE, N.J., November 6, 2006 — Hooper Holmes, Inc. (AMEX:HH) today announced that its Board of Directors has eliminated the position of Chief Operating Officer. The Company has notified John L. Spenser, formerly the Chief Operating Officer, that his employment agreement will terminate, effective November 2, 2007. Until that date, Mr. Spenser will remain an Executive Vice President of Hooper Holmes and will work on a project basis. The terms of his employment agreement (other than his serving as Chief Operating Officer) will continue in effect through November 2, 2007.

The Company also announced that Mr. Ronald J. Levesque, Senior Vice President and manager of the Company’s Portamedic business, will report directly to James D. Calver, President and Chief Executive Officer. Mr. Levesque has been an employee of the Company for 30 years and has served as manager of Portamedic, reporting to Mr. Spenser, since March 2006.

About Hooper Holmes

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 250 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward- looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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